 North America Structured Investments  4yr SPX/RTY Uncapped Dual Directional Contingent Buffered Return Enhanced Note  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC.  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000.00  Indices: S&P 500 Index and Russell 200 Index  Pricing Date: October 31, 2017  Observation Date: October 26, 2021  Maturity Date: October 29, 2021  Upside Leverage Factor: at least 1.35*Contingent Buffer Amount: 30.00%  Payment At Maturity: If the Final Value of the Lesser Performing Index is greater than its Initial Value, your payment at  maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 × Lesser Performing Index Return × Upside Leverage Factor)If the Final Value of the Lesser Performing Index is equal to its Initial Value or is less than its InitialValue by up to the Contingent Buffer Amount, your payment at maturity per $1,000 principal amountnote will be calculated as follows:  Hypothetical Total Returns*  Note Payoff at Maturity Index Performance  $1,800  $1,600  $1,400  $1,200  $1,000  $800  $600  $400  -60% -40% -20% 0% 20% 40% 60%  Index Return  Lesser  $1,000 + ($1,000 × Absolute Index Return of the Lesser Performing Index)If the Final Value of the Lesser Performing Index is less than its Initial Value by more than theContingent Buffer Amount, your payment at maturity per $1,000 principal amount note will becalculated as follows:  Final Value Performing  Index Return  165 65.00%  Absolute Total Return  Index Return on the Notes  N/A 87.75%  $1,000 + ($1,000 x Lesser Performing Index Return)  150  50.00%  N/A  67.50%  If the Final Value of the Lesser Performing Index is less than its Initial Value by more than the  Contingent Buffer Amount, you will lose more than 30.00% of your principal amount at maturity and  could lose all of your principal amount at maturity.  CUSIP: 48129HEE3  Preliminary Pricing  Supplement: https://sp.jpmorgan.com/document/cusip/48129HEE3/doctype/Product_Termsheet/document.pdf  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  130 30.00% N/A 40.50%  120 20.00% N/A 27.00%  110 10.00% N/A 13.50%  100 0.00% N/A 0.00%  95 -5.00% 5.00% 5.00%  * The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.35  90  -10.00%  10.00%  10.00%  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit  risk of JPMorgan Chase & Co., as guarantor of the notes.  - The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment atmaturity per $1,000 principal amount note to $1,000.  - The hypothetical returns and hypothetical payments on the Notes shown above apply only at maturity. These hypotheticalsdo not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses  70 -30.00% 30.00% 30.00%  69.99 -30.01% N/A -30.01%  60 -40.00% N/A -40.00%  40 -60.00% N/A -60.00%  20 -80.00% N/A -80.00%  were included, the hypothetical returns and hypothetical payments shown above would likely be lower.  0  -100.00%  N/A  -100.00%  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  4yr SPX/RTY Uncapped Dual Directional Contingent Buffered Return Enhanced Note  Selected Risks  • Your investment in the notes may result in a loss. The Notes do not guarantee any return  of principal.  • Your maximum gain on the notes if the Index Return is negative is limited by the  Contingent Buffer Amount  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase Financial  Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to  maturity will be subject to changes in the market’s view of the creditworthiness ofJPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.  • The benefit provided by the Contingent Buffer Amount may terminate on the Observation  Date.  • No interest or dividend payments, voting rights, or ownership rights with the securities  included in the Indices.  • J.P. Morgan is currently one of the companies that makes up the S&P 500 Index.  • The notes are subject to the risks associated with small capitalization stocks.  • You are exposed to the risk of decline in the level of each Index.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent  operations and has limited assets.  Additional Information  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from  others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be  higher than the then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we  refer to as JPMS), intends to offer to purchase the notes in the secondary market but is notrequired to do so. The price, if any, at which JPMS will be willing to purchase notes from youin the secondary market, if at all, may result in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the  issuance of notes, including acting as calculation agent and hedging our obligations underthe notes, and making the assumptions used to determine the pricing of the notes and theestimated value of the notes when the terms of the notes are set. It is possible that suchhedging or other trading activities of J.P. Morgan or its affiliates could result in substantialreturns for J.P. Morgan and its affiliates while the value of the notes decline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser  regarding the U.S. federal income tax consequences of an investment in the notes.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicableproduct supplement and “Selected Risk Considerations” to the applicable preliminary pricesupplement for additional information.  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest,you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more completeinformation about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively,JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any productsupplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be  used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not berelied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com